Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST 2023

Dallas, Texas, August 4, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.298580 per unit, payable on August 29, 2023, to unit holders of record on August 15, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for May 2023 and the gas production for April 2023. Preliminary production volumes are approximately 44,365 barrels of oil and 1,120,435 Mcf of gas. Preliminary prices are approximately $70.80 per barrel of oil and $1.68 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased oil and gas pricing offset by increases in both oil and gas production.

The production from all the new horizontal gas wells in Panola County, Texas, has contributed approximately $290,000 reflecting April production including the recent new wells. All volumes and pricing are included in the tables below.

Additionally, for the other three horizontal wells, also in Panola County, there was one month of receipts totaling $80,000 posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	44,365	1,120,435	$70.80	$1.68
Prior Month	44,123	992,651	$76.22	$2.20

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July, approximately $416,633 of revenue received will be posted in the following month of August in addition to normal receipts during August. Since the close of business in July and prior to this press release, $2,526,238 in revenue has been received.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839